EX-10.2

EXCLUSIVE PATENT LICENSE AGREEMENT

This agreement (hereinafter "Agreement"), effective as of this 31st day of  March, 2015  (hereinafter the "Effective Date"), is by and between the University of Rochester, an educational institution chartered by the State of New York and having its principal place of business at 601 Elmwood Avenue, Box URV, Rochester, New York 14642 ("University") and     Panther Biotechnology Inc., a corporation organized and existing under the laws of the State of Nevada and having a place of business located at 2801 Lakeside Drive, Suite 207B, Bannockburn, Illinois 60015 (hereinafter "Licensee").

1.0            Preamble

1.1            University is the owner by assignment of the Patent Rights as defined below.

1.2            University desires that the Patent Rights be used as soon as possible for the development of products and processes for public use and benefit, and to this end desires to license the Patent Rights to a company capable of such development.

1.3            Licensee desires to acquire a license to the Patent Rights so that it can develop products and processes for public use and benefit. Licensee is under no contractual or other obligation that encumbers, restricts, or limits any of the rights granted by University under this Agreement.

2.0            Definitions

2.1            Terms defined in this Article 2.0, and parenthetically defined elsewhere in this Agreement, will throughout this Agreement have the meaning here or there provided. Defined terms may be used in the singular or in the plural, as sense requires.

2.2            "Affiliate" means any corporation or other business entity that controls, is controlled by, or is under common control with the Licensee. "Controls," "control," or "controlled" as used in this paragraph means direct or indirect ownership of more than fifty percent (50%) of the voting stock of such corporation, or more than a fifty percent (50%) interest, direct or indirect, in the decision-making authority of such other unincorporated business entity.

2.3            "Confidential Information" means information that is marked as confidential, or, if orally or visually disclosed, is indicated at the time of disclosure as confidential and provided in written form within thirty days. Notwithstanding the foregoing, the Receiving Party will have no obligation of confidentiality relating to any information of the Disclosing Party that:
(i)            is disclosed by the Disclosing Party without restriction on further dissemination or is otherwise disclosed by the Receiving Party in compliance with the terms of the Disclosing Party's prior written approval; or

(ii)            at the time of receipt by the Receiving Party was independently known or developed by the Receiving Party, or becomes independently known to the Receiving Party thereafter, and can be so documented by written records; or
(iii)            at any time becomes generally known to the public or otherwise publicly available through no fault of Receiving Party; or
(iv)            has been or is made available to Receiving Party by a third party having the lawful right to do so without breaching any obligation of nonuse or confidentiality to Disclosing Party; or
(v)            the Receiving Party is obligated to disclose in order to comply with applicable laws or regulations, or with a court or administrative order, provided that the Receiving Party (i) promptly notifies the Disclosing Party, and (ii) cooperates reasonably with the Disclosing Party's efforts to contest or limit the scope of such disclosure.

2.4            "Field" means use of Technology to develop, use, manufacture and sell small molecule therapeutics.

2.5            "First Commercial Sale" means the initial transfer by or on behalf of Licensee, its Affiliate, or its Sublicensee of Licensed Products in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales Revenue.

2.6            "Licensed Product" means any tangible materials, compositions, or other products, or processes which, in the course of manufacture, use, offer to sell, or sale would, in the absence of this Agreement, infringe one or more issued, unexpired patent claims, or one or more claims in a pending patent application, contained in the Patent Rights in the country of manufacture, use, or sale (Infringement shall include, but is not limited to, direct, contributory, or inducement to infringe.); or which is made with, uses or incorporates any Technology.

2.7            "Net Sales Revenue" means the gross amount of monies or cash equivalent or other consideration that is invoiced by Licensee, Affiliate, or Sublicensees to unrelated third parties for sale or transfer of Licensed Products, less (a) all trade, quantity, and cash discounts actually allowed and taken; (b) credits and allowances actually granted and taken on account of rejections, returns, or billing errors; (c) packing costs; (d) transportation; (e) insurance; (f) taxes, duties, tariffs, or other governmental charges imposed on the sale of the Licensed Product, including value added taxes or other governmental charges otherwise measured by the amount paid for the Licensed Product, but specifically excluding taxes based on the net income of the seller. No other deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee or Sublicensees or on its payroll. A transfer of Licensed Product to a Sublicensee or Affiliate for end use but not resale by the Sublicensee or Affiliate shall be treated as an invoiced sale by Licensee at the list price of the Licensee in an arm's-length transaction.

2.8            "Patent Rights" means those patents and patent applications listed in Appendix A and all patents claiming priority thereto or arising therefrom.

2.8.1            "Patent Rights" includes patents and patent applications, whether domestic or foreign, including all provisionals, divisionals, continuations, reissues, reexaminations, renewals, extensions, and supplementary protection certificates of any such patents and patent applications.

2.8.2            Only to the extent that claims issuing therefrom obtain the benefit of a priority date of any of the foregoing applications and contain one or more claims directed to the invention or inventions disclosed in 2.8.1., "Patent Rights" also includes continuations-in-part, and all divisionals and continuations of these continuations-in-part, patents arising therefrom, and foreign patents, extensions, and supplemental protection certificates and applications corresponding thereto.

2.9            "Sublicense" means the present, future or contingent transfer of any license, right, or option granted under the Patent Rights, in whole or in part.

2.10            "Sublicensee" means any third party to whom Licensee has granted a sublicense pursuant to Article 4.0 of this Agreement to make, have made, use, and/or sell the Licensed Product under the Patent Rights, provided the third party has agreed in writing with Licensee to accept the conditions and restrictions agreed to by Licensee in this Agreement.

2.11            "Territory" means worldwide.

2.12            "First Human Dose" means the first instance in which a dose of a Licensed Product is administered to a human being in a clinical trial.

2.13            "Initiation of Phase II Clinical Trial" means the first visit by the first human subject in a Phase II clinical Trial during which dosing of a Licensed Product occurs.

2.14            "Initiation of Phase III Clinical Trial" means the first visit by the first human subject in a Phase III clinical Trial during which dosing of a Licensed Product occurs.

2.15            "Technology" means the Patent Rights and additional information, materials, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data that will be provided by University to Licensee.  Technology may or may not be confidential in nature.

3.0            Grant of Rights

3.1            Grant. Subject to Licensee's compliance with Articles 8.0 (Licensing Fees and Royalty) and 9.0 (Payments and Reports), and all other provisions of this Agreement, and to the reservation of rights in Paragraphs 3.2 and 3.3, University hereby grants to Licensee, and Licensee accepts, an exclusive, royalty-bearing license, with the right to Sublicense, in the Field under the Patent Rights and Technology rights to import, make, have made, use, offer to sell and sell Licensed Products in the Territory.

3.2            Reservation of Rights. The University and Inventors of the Patent Rights expressly reserve the right to use the Patent Rights and Technology (i) for research, teaching, and other education related purposes; (ii) in publications related to its scientific research and findings; and (iii) for any other purpose that is not inconsistent with the rights granted to Licensee under this Agreement.

3.3            Government Rights. Paragraph 3.1 notwithstanding, Licensee acknowledges that Patent Rights involve federal research funding, that University has obligations ("Obligations") under Title 35 of the United States Code Sections 200–204, and that actions taken by University to fulfill such Obligations will not be deemed inconsistent with University's obligations under this Agreement. Licensee acknowledges that Obligations include, but are not limited to, the grant of an irrevocable, non-exclusive, nontransferable, royalty-free worldwide license to Patent Rights by University to the United States government, and a statement of United States Government patent rights on all the patents and patent applications within the Patent Rights. Licensee acknowledges that any and all determinations of federal funding involvement will be made solely by University, and University's determination must be honored by Licensee. Licensee agrees that Licensed Products made, used or sold in the United States must be manufactured substantially in the United States so long as the license granted pursuant to Paragraph 3.1 remains exclusive, unless a written waiver is obtained in advance from the United States government.

3.4            No Other Rights Implied. This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than the Patent Rights defined in Paragraph 2.8 and Appendix A attached hereto, regardless of whether such patents are dominant or subordinate to the Patent Rights.  University does not commit to Licensee to bring suit against third parties for infringements, except as described in Article 15.0.

4.0            Sublicensing

4.1            Right to Sublicense. During the term of exclusivity of the license granted in Section 3.1 of this Agreement, Licensee will have the right to grant non-exclusive Sublicenses to Patent Rights in the Field and Territory at terms and conditions not less favorable to University than those required by this Agreement. University acknowledges that Sublicenses may be exclusive for a particular field of use, or exclusive for a particular territory, providing that no Sublicense may transfer the entirety of the rights granted to Licensee pursuant to this Agreement.

4.2            Required Terms of Sublicense. Each Sublicense granted by Licensee must provide that the Obligations to University of Paragraph 3.3 (Government Rights), Article 6.0 (Diligence), Article 10.0 (Record Keeping), Article 14.0 (Patent Marking), Article 17.0 (Use of Names), and Article 19.0 (Indemnification) of this Agreement are binding upon the Sublicensee as if it were a party to this Agreement. Licensee will attach copies of these Paragraphs and Articles to all Sublicenses.

4.3            Any Sublicense granted by Licensee shall provide for the termination of the Sublicense, or the conversion to a license directly between the Sublicensee and University, at the option of the Sublicensee, upon termination of this Agreement under Article 11.0. Any conversion is subject to University approval and contingent upon acceptance by the Sublicense of the remaining provisions of this Agreement.

4.4            Obligations of Licensee. With respect to the right to Sublicense granted pursuant to this Section, Licensee shall:

4.4.1            assume responsibility for its Sublicensees and not grant any rights that are inconsistent with the rights and obligations of this Agreement. Any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed a breach by Licensee of this Agreement;

4.4.2            not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Section 4.1;

4.4.3            obtain University approval prior to granting any and all Sublicenses; such approval will not be unreasonably withheld or delayed; and

4.4.4             promptly provide University the name and address of each Sublicensee with whom it concludes a Sublicense, and forward to University a copy of each executed Sublicense within thirty (30) days of the date of execution of such Sublicense.

4.5            Sublicense to Non-Profit and Academic Institutions: Licensee agrees to grant to any non-profit or academic institution upon request a non-exclusive, royalty-free sublicense to use the Patent Rights for non-commercial research, teaching, and/or educational related purposes only.

4.6	Litigation by Sublicensee. Any Sublicense shall include the following clauses:

4.6.1            In the event Sublicensee brings an action seeking to invalidate any Patent Rights:

4.6.1.1                             Sublicensee will double the payment paid to Licensee during the pendency of such action.  Moreover, should the outcome of such action determine that any claim of a patent challenged by the Sublicensee is both valid and infringed by a Licensed Product, Sublicensee will pay triple times the payment paid under the original Sublicense;

4.6.1.2                             Sublicensee will have no right to recoup any royalties paid before or during the period challenge;

4.6.1.3                             Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Rochester, NY, and the parties agree not to challenge personal jurisdiction in that forum;

4.6.1.4                             Sublicensee shall not pay royalties into any escrow or other similar account.

4.6.2            Sublicensee will provide written notice to University at least three months prior to bringing an action seeking to invalidate Patent Rights.  Sublicensee will include with such written notice an identification of all prior art it believes to invalidate any claim of the Patent Rights.

4.7	Copy of Sublicenses and Sublicensee Royalty Reports

4.7.1 Licensee will submit to University a copy of each Sublicense, any subsequent amendments and all copies of sublicensees' royalty reports. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

5.0            Confidential Information

5.1            Patent Information. Licensee acknowledges that it has previously received copies of all patents and patent applications comprising the Patent Rights. Pursuant to this Agreement, all information and correspondence relating to the Patent Rights received from University or University's patent counsel is considered the University's Confidential Information, whether or not marked as confidential.

5.2            Confidentiality Obligation. Beginning on the Effective Date of this Agreement and continuing throughout the term of this Agreement and thereafter for a period of five (5) years, neither party will at any time, without the express prior written consent of the other, disclose or otherwise make known or available to any third party any Confidential Information of the other party. The receiving party will utilize reasonable procedures to safeguard the Confidential Information of the disclosing party, including releasing such Confidential Information only to its employees, agents, or Affiliates on a "need-to-know" basis. Licensee is authorized to release Confidential Information to potential Sublicensees for the purpose of negotiating and granting a Sublicense, provided that Licensee takes reasonable precautions to safeguard such Confidential Information of University.

5.3            Licensee's Confidential Information. Except as required by law, University will maintain in confidence all information designated in writing by Licensee as Licensee's Confidential Information. In the event of a request for such information, University agrees to inform Licensee of such request.

5.4            Disclosure of Terms of Agreement to Inventors. University may disclose to the Inventors of the Patent Rights the terms and conditions of this Agreement upon their request. If such disclosure is made, University shall request that the Inventors keep such information confidential.

6.0            Diligence

6.1            Diligence Obligations. Licensee, during the term of this Agreement, must utilize its reasonable best efforts in diligently proceeding with the development, manufacture, sale, and other commercial exploitation of the Patent Rights, and in creating a supply of and demand for Licensed Products. Licensee must utilize its reasonable best efforts to initiate (a) a Phase I Clinical Trial by November 1, 2018, (b) a Phase II Clinical Trial by November 1, 2020, and (c) a Phase III Clinical Trial by November 1, 2022. "Reasonable best efforts" for the purpose of this paragraph includes, but is not limited to, adherence to the Commercial Development Plan in Appendix B and performance of the Benchmarks in Appendix C. The efforts of a Sublicensee will be considered the efforts of Licensee. Any amendment to the Commercial Development Plan and/or Benchmarks must be mutually agreed to in writing by University and Licensee, and attached to this Agreement. Licensee shall provide a written report on or before December 31st of each year after the Effective Date describing the Licensee's progress during the preceding year toward achievement of the Commercial Development Plan and Benchmarks. Such report shall include, as a minimum, information sufficient to enable University to satisfy relevant reporting requirements of the U.S. government and to ascertain Licensee's progress toward meeting the diligence requirements of this Article 6.0.

6.2            First Commercial Sale. Licensee agrees to have Licensed Product available for commercial use or sale no later than December 31, 2026. Upon the First Commercial Sale of the Licensed Product, until the expiration of this Agreement, Licensee must continue to use its reasonable best efforts to keep Licensed Product reasonably accessible to the public.

6.3            Failure to Meet Diligence Obligations. If Licensee fails to adhere to the diligence obligations set forth in this Article 6.0 (Diligence) or elsewhere in this Agreement, University may terminate this Agreement or, at University's sole discretion, terminate the exclusivity of the license granted herein in accordance with the options for termination set forth in Article 11.0 of this Agreement.

6.4            Financial Capability. At all times during the term of this Agreement, Licensee shall maintain the financial capability to meet the Diligence Obligations of Paragraphs 6.1 and 6.2. Upon inquiry by University, Licensee will provide any requested assurances and disclosures, including, but not limited to, financial records that will demonstrate its financial capability.

7.0            Patent Prosecution and Cost Recovery

7.1            Patent Prosecution. University or its designee will have sole control over the filing, prosecution, maintenance, and management of any and all issued patents and pending and future patent applications encompassing the Patent Rights, as of the Effective Date of this Agreement; provided that Licensee will identify in writing to University countries ("Identified Countries") in which to file, prosecute, and/or maintain patent applications or patents of the Patent Rights. University will select all outside counsel for prosecution of the Patent Rights and such counsel will represent University in such prosecution. University will keep Licensee fully informed, at Licensee's expense, of all prosecution related actions, including submitting to Licensee copies of all official actions and responses, and will reasonably cooperate with Licensee to whatever extent is reasonably necessary to provide Licensee the full benefit of the license granted herein. Each party will promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Patent Rights and permit a reasonable amount of time for each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Patent Rights, which comments and suggestions will be considered by the other party.

7.2            Non-Identified Countries. At University's option, in countries other than the Identified Countries ("Non-Identified Countries"), University may prepare, apply for, seek prompt issuance of, and maintain during the term of this Agreement patent application and patents encompassing the Patent Rights using patent counsel selected by University. The preparation, prosecution, filing and maintenance of all patents and patent applications contained in the Patent Rights in Non-Identified Countries shall be the primary responsibility of University. License grants referred to in Article 3.0 of this Agreement shall not apply to such patents and applications. At the request and expense of Licensee, and at the University's sole discretion, University may advise Licensee with regard to any actions taken with respect to the Patent Rights in a Non-Identified Country.

7.3            Licensee will hold University harmless for any action taken by University's designee and/or patent counsel.

7.4            Patent Fee Reimbursement. Licensee will reimburse University for all mutually agreed fees and costs relating to the filing, prosecution, and maintenance of patent applications, including without limitation, interferences, oppositions, and reexaminations, and the maintenance and defense of patents in Patent Rights, including fees and cost incurred on, and after the Effective Date of this Agreement. Such fees and costs will not include costs incurred by University in the use of its own resources, such as employee time, and will not extend to patenting fees and costs incurred by University after termination of this Agreement. Licensee will pay invoices for such fees and costs submitted by University upon receipt of any such invoice. In any country where Licensee fails to pay fees and costs invoiced to Licensee by University within thirty (30) days of the date of such invoice, University may file, prosecute and/or maintain a patent application or patent at its own expense and for its own exclusive benefit, and Licensee thereafter will not be licensed under such patent or patent application.

7.5            Election to Discontinue Patent Rights. Licensee's obligation to pay patent costs as specified in Paragraph 7.4 of this Agreement shall continue for as long as this Agreement remains in effect; provided however, that Licensee may terminate its obligation with respect to any given patent application or patent upon three (3) months written notice to University. University will use its best efforts during the three-month period to minimize any additional patent costs upon receipt of notice from Licensee. University may elect to file, prosecute, and/or maintain such applications(s) or patent(s) at its sole discretion and expense; provided however, that Licensee shall have no further right or license regarding such patent application and related Patent Rights.

7.6            Extension of Licensed Patent(s). Licensee may request that University have the normal term of any Patent Rights extended or restored under a country's procedure of extending patent term for time lost in governmental regulatory approval processes, and the expense of doing so shall be borne by Licensee. Licensee shall assist University to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 8.0 shall be payable until the end of the extended life of the patent. In the event that Licensee does not elect to extend Patent Rights, University may, at its own expense, effect the extension of such patents. If University elects to pay such expenses, such extended Patent Rights shall not be subject to any license granted to Licensee hereunder.

8.0            Licensing Fees and Royalties

8.1            License Issue Fee. As partial consideration for the rights conveyed by University under this Agreement, Licensee agrees to pay to University a one-time, non-refundable, non-creditable license issue fee of Two Hundred Thousand dollars ($ 200,000) worth of Licensee's stock based upon the average price per share in the week preceding finalization of this Agreement. The transaction shall be complete within Thirty (30) days upon the execution of this Agreement. University may not transfer the shares before August 30th, 2016.

8.2            License Maintenance Fees. In addition to the foregoing License Issue Fee, for the Term of this Agreement on an annual basis measured from the effective date of the Agreement, Licensee will pay at the beginning of the year a non-refundable minimum annual maintenance fee of Fifteen Thousand Dollars ($15,000) in cash or company stock each year prior to the onset of clinical trials.   Rochester will waive the pre-clinical trial annual maintenance fee if Company spends at least Two Hundred Thousand Dollars ($200,000) annually on the drug development of said small molecules that would infringe Patent Rights. After the onset of clinical trials, Company pays a non-refundable minimum annual maintenance fee of Twenty Five Thousand Dollars ($25,000) in cash or company stocks each year or part of year until the first product is commercialized and sales royalty payments begin.   Annual maintenance fees paid in cash will be credited against the costs of maintaining the Patent Rights for that year.

8.3            Earned Royalties. During the term of this Agreement, Licensee agrees to pay to University an earned royalty of Five Percent (5%) of the first Ten Million Dollars ($10,000,000) in Net Sales Revenue, Four Percent (4%) of the second Ten Million Dollars ($10,000,000) in Net Sales Revenue, Three Percent (3%) of the third Ten Million Dollars ($10,000,000) in Net Sales Revenue, Two Percent (2%) of the fourth Ten Million Dollars ($10,000,000) in Net Sales Revenue, and One Percent (1%) of all remaining Net Sales Revenue. Earned royalty payments are due and payable within thirty (30) days of the end of each calendar quarter.

Notwithstanding the above, should Licensee bring an action seeking to invalidate any of the Patent Rights, Licensee shall pay royalties to University that are twice the payment set forth in Section 8.3 during the pendency of the action.  Moreover, should the outcome of such action determine that any claim of a patent challenged by Licensee is both valid and infringed by a Licensed Product, Licensee shall pay royalties that are triple the payment set forth in Section 8.3.

8.4            Sublicense Payments. Licensee agrees to pay to University Fifty Percent (50%) of all cash and non-cash considerations derived from Sublicenses granted by Licensee to and in Patent Rights, excluding earned royalties pursuant to paragraph 8.3, loans, equity investments, and research and development support.   Licensee agrees to pay to University the earned royalty rate of paragraph 8.4 as applied to each Sublicensee's Net Sales Revenue for Licensed Product. Sublicense payments are due and payable within thirty (30) days of the end of each calendar quarter.

8.4.1.            In the event that sublicensing occurs prior to Milestone Payments, Milestones shall remain payable, however no Sublicense Payment shall be payable pursuant to this Section 8.4 for any portion of payments received from Sublicensees that are in fulfillment of a Licensee milestone paid to University pursuant to Section 8.4 hereof.

8.4.2.            In the event that the Patent Rights are sublicensed as a "bundle" with other technologies, the value attributable to the Patent Rights will be a commercially reasonable value as determined by Licensee, providing that (a) proper documentation supporting that valuation is provided by Licensee to University, and (b) if University reasonably disputes that valuation, then in any dispute resolution the burden will be Licensee's to support its valuation.

8.5            Milestone Payments. Licensee agrees to pay University the milestone payments per product as set forth below:

a)	If Licensee sponsors Phase I, II and III clinical trials, Licensee will pay Five Hundred Thousand Dollars ($500,000) within Thirty (30) days of approval of Licensed Product;
b)	If Licensee sells a controlling interest in or sublicenses substantially all of the Patent Rights before the initiation of Phase II clinical trial, Licensee will pay
a.	Two Hundred Thousand Dollars ($200,000) within 30 days of initiation of Phase II clinical trial;
b.	Two Hundred Thousand Dollars ($200,000) within 30 days of initiation of Phase III clinical trial; and
c.	Three Hundred Thousand Dollars ($300,000) within 30 days of approval of Licensed Product:

Licensee must notify University in writing within Thirty (30) days upon the achievement of each milestone, such notice to be accompanied by the designated payment of the appropriate milestone.

8.6            No Royalty Deductions for Charges Imposed. Licensee will be responsible for the payment of all taxes, duties, levies, and other charges including, but not limited to sales, use, gross receipts, excise, VAT, ad valorem and any other taxes, any withholdings or deductions, import and custom taxes, any duties, or any other charges imposed by any taxing authority with respect to the royalties payable to University under this Agreement.  Should Licensee be required under any law or regulation of any government entity or authority, domestic or foreign, to withhold or deduct any portion of the payments on royalties due to University, then the sum payable to University must be increased by the amount necessary to yield to University an amount equal to the sum it would have received had no withholdings or deductions been made. University will cooperate with Licensee in the event Licensee elects to assert, at its own expense, University's exemption from any such tax or deduction.

8.7            No Duplication of Royalty Payment Due to Patent Rights. No multiple royalties will be payable to University because any Licensed Product or its manufacture, use, or sale are or will be covered by more than one patent application or issued patent included as part of Patent Rights.

9.0            Payment and Reports

9.1	Reports.

9.1.1            Progress Reports. Until Licensee or any Sublicensee engages in commercial use or sale of Licensed Products, Licensee must prepare and submit to University within thirty (30) days of December 31st of each year a report regarding the progress of Licensee and any Sublicensees in developing Licensed Products for commercial exploitation. This report must include such particulars as are necessary to demonstrate compliance with the diligence obligations set forth in Article 6.0 (Diligence) of this Agreement including, but not limited to a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and summary of resources spent during the reporting period.

9.1.2            Royalty Reports. With each royalty payment, Licensee must include a report setting forth such particulars of the business conducted by Licensee, Affiliate, and each Sublicensee during the preceding calendar quarter as will be pertinent to royalty accounting as specified in this Agreement. This report must include at least (a) the number of units of Licensed Products manufactured, used, or sold; (b) gross amounts billed or invoiced for Licensed Products; (c) names and addresses of any and all Sublicensees; (d) net revenues and other consideration as defined in paragraph 8.5 received from each Sublicensee during the most recently complete calendar quarter; (e) discounts and allowances; and (f) calculation of total royalties due University. If no sales of Licensed Products were made and no Sublicense revenue was received by Licensee during any reporting period, Licensee shall so report.

9.2            Payments.

9.2.1            Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party, Sublicensee, or Affiliate.

9.2.2.            Licensee must pay earned royalties to University quarterly within thirty (30) days of each of the following dates: March 31, June 30, September 30, and December 31 of each year.

9.2.3            Form of Payments. All payments required under this Agreement must be made in U.S. dollars by check or money order payable to the University of Rochester, and delivered to University as specified in this Agreement; or, if so directed in writing by University, in such currency, form, and to such account as University may designate. The royalties on sales in currencies other than U.S. Dollars must be calculated using the appropriate foreign exchange rate for such currency quoted in The Wall Street Journal on the last business day of the calendar quarter in which the Net Sales Revenue occurred. All non-U.S. taxes related to royalty payments must be paid by Licensee and are not deductible from the payments due University.

9.2.4            Late Fee. Any payment due to University under terms of this Agreement that is more than thirty (30) days past due shall bear interest until paid at a per annum rate equal to two percent (2%) plus the prime rate as set forth by The Wall Street Journal on the date on which such payment is due. The payment of such interest amount must be made at the time the overdue payment is made. The payment of such interest amount will not foreclose or limit University from exercising any other rights it may have as a consequence of the lateness of any payment.

10.0            Record Keeping

10.1            Records. Licensee, its Affiliates, and Sublicensees, must keep complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. Licensee must keep these records and books for a period of five (5) years following the end of the Licensee's fiscal year to which the information pertains.

10.2            Audit Rights. Licensee will, at the request of University, permit one or more accountants selected by University ("Accountant") to have access to Licensee's records and books of account during ordinary working hours to audit with respect to any payment period ending prior to such request, the correctness of any report or payment made under this Agreement, or to obtain information as to the payments due for any such period in which the Licensee failed to report or make payment pursuant to the terms of this Agreement.

10.3            Confidentiality of Audit. The Accountant must not disclose to University any information relating to the business of Licensee except that which is necessary to inform University of: (a) the accuracy or inaccuracy of Licensee's reports and payments; (b) compliance or noncompliance by Licensee with the terms and conditions of this Agreement; (c) the extent of any inaccuracy or noncompliance; and (d) any information that the accountant believes materially relates to Paragraph 10.2 of this Agreement.

10.4            Audit Findings. Should the Accountant believe there is an inaccuracy in any of the Licensee's payments or noncompliance by the Licensee with any of such terms and conditions, the Accountant will have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account. In the event that Licensee's royalties calculated for any quarterly period are underreported by more than Five Percent (5%), the costs of any audit and review initiated by University will be borne by Licensee; otherwise, University will bear the costs of any audit initiated by University.

11.0            Term and Termination of Agreement

11.1            Term. The term of this Agreement will commence on the Effective Date and will end upon the latest of (i) expiration of the last-to-expire valid claim of the Patent Rights (such expiration to occur only after expiration of extensions of any nature to such patents which may be obtained under applicable statutes or regulations in the respective countries of territory, such as the Drug Price Competition and Patent Term Restoration Act of 1984 in the U.S.A. and similar patent extension laws in other countries); and (ii) the ten (10) year anniversary of commercial launch of any Licensed Product unless sooner terminated in accordance with the provisions set forth in this Article 11.0 (Term and Termination of Agreement) of this Agreement.

11.2            Termination for Breach. University may terminate this Agreement effective thirty (30) days after Licensee's receipt of University's Notice of Termination, if Licensee (a) is in default in payment of royalties or in providing reports, (b) intentionally provides a false report, or (c) materially breaches this Agreement and, in each case, does not cure such breach within thirty (30) days after receiving the Notice of Termination by University. Licensee agrees that any and all diligence requirements are material license terms, as are all royalty and payment requirements.

11.3            Termination for Bankruptcy. This Agreement and the license granted hereunder will terminate immediately in the event that: (a) Licensee seeks liquidation, reorganization, dissolution or winding-up of itself, is insolvent or evidence exists as to its insolvency, or Licensee makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Licensee, or any proceeding is initiated by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee's assets or property; or (d) Licensee adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing.

11.4            Licensee's Right to Terminate. Licensee will have a right to terminate this Agreement with or without cause, upon ninety (90) days prior written notice to University.

11.5            No Other Remedies Affected. The provisions under which this Agreement may be terminated will be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

11.6            Termination Ends Grant of Rights. Termination of this Agreement will terminate all rights and licenses granted to Licensee under Paragraph 3.0 of this Agreement.

11.7            Effect of Termination on Sublicense. Upon termination of this Agreement, any and all existing Sublicenses will terminate or convert to a license directly between the Sublicensee and the University pursuant to paragraph 4.3 of this Agreement.

11.8            Effect of Termination on Financial Obligations. Termination by University or Licensee under the options set forth in this Agreement will not relieve Licensee from any financial obligations to University arising from this Agreement that accrue prior to or after termination, or from performing according to any and all other provisions of this Agreement that survive termination.

11.9            In the event that there remain no valid, enforceable, and infringed Patent Rights covering Licensed Products, then following termination Licensee and any Sublicensees will have no further obligation to pay royalties thereon or to account to University therefor.

11.10            Final Report. Within ninety (90) days of termination of this Agreement, Licensee shall submit a final report. All payments, including but not limited to earned royalty payments, license maintenance fees, milestone payments and patent expense reimbursements due to University will become immediately due and payable upon termination.

12.0            Notices

Any notice or other communication will be in writing and will be deemed to have been properly given and be effective (i) upon the date of delivery if delivered in person, by facsimile, or courier service to the respective addresses set forth below, or to such other address as either party will designate by written notice given to the other party, or (ii) five days after mailing, if mailed by first-class or certified mail, postage paid, or to the respective addresses below. If notice or other communication is given by facsimile transmission, said notice will be confirmed by prompt delivery of the hardcopy original.

In the case of Licensee:
Panther Biotechnology
2801 Lakeside Drive, Suite 207B
Bannockburn, Illinois 60015
ATTN: David Barshis

In the case of University:

Intellectual Property Director
UR Ventures
601 Elmwood Ave., Box URV
Rochester, NY 14642
Telephone No.: 585-276-6600
Facsimile No.: 585-785-8829

13.0            Proprietary Rights

Licensee will not, by performance under this Agreement, obtain any ownership interest in Patent Rights or any other proprietary rights or information of University, its officers, inventors, employees, students, or agents.

14.0            Patent Marking

Licensee must mark, and must require any Sublicensee to mark, any and all material forms of Licensed Products or packaging pertaining thereto made and sold by Licensee (and/or by its Sublicensees) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of Patent Rights. All Licensed Products shipped to or sold in other countries must be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture or sale.

15.0            Patent Infringement

15.1            Notification of Infringement. University and Licensee will promptly notify each other of any infringement or possible infringement of the Patent Rights, as well as any facts that may affect the validity, scope, or enforceability of the Patent Rights, of which either party becomes aware. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

15.2            Rights to Sue for Infringement. Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, Licensee may a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Patent Rights and defend in its own name, at its own expense, any allegation of invalidity or non-infringement of any of the Patent Rights brought in a declaratory judgment action or raised by way of counterclaim or affirmative defense in an infringement suit brought by the Licensee; b) in any such suit, enjoin infringement and collect for its use damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for infringement of the Patent Rights. Licensee will have the first right to bring or defend such suit(s). Licensee may request University to initiate or join any such suit if necessary to avoid dismissal of the suit. Should University be made a party to any such suit at the request of the Licensee, Licensee must reimburse University for any costs, expenses, or fees that University incurs as a result of such motion or other action, including any and all costs incurred by University in opposing any such motion or other action. In all cases, Licensee will keep University reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee must notify University and give careful consideration to the views of University in deciding whether to bring suit. If Licensee notifies the University that it will not be bringing suit for infringement of claims of Patent Rights, University shall have the right to bring and control any such action at its own expense and by counsel of its own choosing. If Licensee elects not to defend against any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, University, at its option, may do so at its own expense.

15.3            Application of Amounts Recovered. Up to fifty percent (50%) of the expenses (including costs, fees, attorneys fees and disbursements) paid by Licensee with respect to an action commenced or defended under Paragraph 15.2 may be credited against the earned royalties payable to University under Paragraph 8.4 under the Patent Rights in the country in which such a suit is filed. In the event that fifty percent (50%) of such expenses exceed the amount of royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. A credit against litigation expenses, however, may not reduce the royalties due in any one year to less than the Minimum Annual Royalties set forth in Paragraph 8.3. Any recovery made by Licensee, through court judgment or settlement, first must be applied to reimburse University for royalties withheld as a credit against litigation expenses and then to reimburse Licensee for its litigation expense. Any remaining recoveries shall be shared equally between Licensee and University after Licensee is reimbursed for its out-of-pocket expenses relating to obtaining the recovery.

15.4            University will cooperate fully with Licensee in connection with an infringement action initiated under Paragraph 15.2. University will promptly provide access to all necessary documents and render reasonable assistance in response to a request by Licensee.

16.0            Patent Validity

16.1            If any claim challenging the validity or enforceability of any of Patent Rights will be brought against Licensee, Licensee will promptly notify University. University, at its option, will have the right, within thirty (30) days after notification by Licensee of such action, to intervene and take over the sole defense of the claim at University's expense.

16.2            If Licensee or third party challenges the validity or enforceability of any of Patent Rights, subject to Section 8.3 Licensee will not suspend any payments due University until such time as the Patent Rights are determined to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

17.0            Use of Names

Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained, provided that both parties may state the existence of this Agreement and the fact that both parties entered into it. For any other use other than the foregoing, Licensee hereby expressly agrees not to use the name "University of Rochester" without prior written approval from University.

18.0            Representations and Warranties

18.1            University Representations. University represents and warrants as of the Effective Date of this Agreement that it: (a) has an ownership interest in the Patent Rights; (b) the list of the Patent Rights contained in Appendix A is accurate and complete in all respects; (c) has the right to grant the license in and to Patent Rights set forth in this Agreement; and (d) it has not granted any licenses under the Patent Rights which would conflict with the rights granted herein.

18.2            Disclaimers. Nothing in this Agreement will be construed as:

(a)            A representation or warranty by University as to the patentability, validity, scope, or usefulness of Patent Rights;

(b)            A representation or warranty by University that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of third-party patents or other proprietary rights, or University patents or other proprietary rights not included in Patent Rights;

(c)            An obligation to bring or prosecute actions or suits against third parties for patent infringement;

(d)            An obligation to furnish any know-how not provided in Patent Rights; or

UNIVERSITY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, PERTAINING TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PATENT RIGHTS, THE LICENSED PRODUCTS, OR ANYTHING ELSE LICENSED, DISCLOSED, OR OTHERWISE PROVIDED TO LICENSEE UNDER THIS AGREEMENT. UNIVERSITY'S TOTAL LIABILITY UNDER THIS AGREEMENT IS LIMITED TO THE COSTS AND FEES PAID TO UNIVERSITY UNDER THIS AGREEMENT.

19.0            Indemnification

19.1            INDEMNIFICATION BY LICENSEE. EACH PARTY WILL NOTIFY THE OTHER OF ANY CLAIM, LAWSUIT OR OTHER PROCEEDING RELATED TO THE PATENT RIGHTS. LICENSEE AGREES THAT IT WILL DEFEND, INDEMNIFY AND HOLD HARMLESS UNIVERSITY, ITS FACULTY MEMBERS, SCIENTISTS, RESEARCHERS, EMPLOYEES, OFFICERS, TRUSTEES, AND AGENTS AND EACH OF THEM (THE "INDEMNIFIED PARTIES"), FROM AND AGAINST ANY AND ALL CLAIMS, CAUSES OF ACTION, LAWSUITS, OR OTHER PROCEEDINGS (THE "CLAIMS") FILED OR OTHERWISE INSTITUTED AGAINST ANY OF THE INDEMNIFIED PARTIES RELATED DIRECTLY OR INDIRECTLY TO OR ARISING OUT OF THE DESIGN, PROCESS, MANUFACTURE, OR USE BY LICENSEE, ITS SUBLICENSEEES, OR ANY OF THEIR CUSTOMERS OF THE LICENSED PRODUCTS AND ANY EMBODIMENT OF THE PATENT RIGHTS; PROVIDED, HOWEVER, THAT SUCH INDEMNITY WILL NOT APPLY TO ANY CLAIMS ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. LICENSEE WILL ALSO ASSUME RESPONSIBILITY FOR ALL COSTS AND EXPENSES RELATED TO SUCH CLAIMS FOR WHICH IT IS OBLIGATED TO INDEMNIFY THE INDEMNIFIED PARTIES PURSUANT TO THIS PARAGRAPH 19.1, INCLUDING, BUT NOT LIMITED TO, THE PAYMENT OF ALL REASONABLE ATTORNEYS' FEES AND COSTS OF LITIGATION OR OTHER DEFENSE.

19.2            INDEMNIFICATION BY UNIVERSITY. UNIVERSITY IS NOT LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, LOST PROFIT, EXPECTATION, PUNITIVE OR OTHER INDIRECT DAMAGES IN CONNECTION WITH ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, CONTRACT, OR OTHERWISE.

19.3            LICENSEE WILL COMPLY WITH ALL STATUTORY WORKERS' COMPENSATION AND EMPLOYERS' LIABILITY REQUIREMENTS FOR ACTIVITIES PERFORMED UNDER THIS AGREEMENT.

19.4            DURING THE TERM OF THIS AGREEMENT, LICENSEE WILL MAINTAIN COMPREHENSIVE GENERAL LIABILITY INSURANCE, INCLUDING PRODUCT LIABILITY INSURANCE, WITH A REPUTABLE AND FINANCIALLY SECURE INSURANCE CARRIER TO COVER THE ACTIVITIES OF LICENSEE AND ITS SUBLICENSEES.  THE INSURANCE WILL PROVIDE MINIMUM LIMITS OF LIABILITY OF $5,000,000 AND WILL INCLUDE UNIVERSITY AS ADDITIONAL INSUREDS.  INSURANCE MUST COVER CLAIMS INCURRED, DISCOVERED, MANIFESTED, OR MADE DURING OR AFTER THE EXPIRATION OF THIS AGREEMENT AND MUST BE PLACED WITH CARRIERS WITH RATINGS OF AT LEAST A- AS RATED BY A.M. BEST.  WITHIN 15 DAYS OF THE EFFECTIVE DATE OF THIS AGREEMENT, LICENSEE WILL FURNISH A CERTIFICATE OF INSURANCE EVIDENCING PRIMARY COVERAGE AND ADDITIONAL INSURED REQUIREMENTS. LICENSEE WILL PROVIDE TO UNIVERSITY 30 DAYS PRIOR WRITTEN NOTICE OF CANCELLATION OR MATERIAL CHANGE TO THIS INSURANCE COVERAGE.  LICENSEE WILL ADVISE UNIVERSITY IN WRITING THAT IT MAINTAINS EXCESS LIABILITY COVERAGE OVER PRIMARY INSURANCE FOR AT LEAST THE MINIMUM LIMITS SET FORTH ABOVE.  ALL INSURANCE OF LICENSEE WILL BE PRIMARY COVERAGE; INSURANCE OF UNIVERSITY WILL BE EXCESS AND NONCONTRIBUTORY.

19.5            NOTICE. IT SHALL BE A CONDITION PRECEDENT TO AN INDEMNIFIED PARTY'S RIGHT TO SEEK INDEMNIFICATION UNDER PARAGRAPH 19.1 OR 19.2 THAT SUCH PARTY SHALL (A) PROMPTLY NOTIFY THE INDEMNIFYING PARTY OF A CLAIM AS SOON AS IT BECOMES AWARE OF SUCH CLAIM, (B) ALLOW THE INDEMNIFYING PARTY TO ASSUME CONTROL OF THE DEFENSE OF SUCH CLAIM, AND (C) COOPERATE WITH THE INDEMNIFYING PARTY IN SUCH DEFENSE.

19.6            Special Damages. Neither party shall be liable for any indirect, special, consequential, or other similar damages whatsoever whether grounded in tort, strict liability, contract, or otherwise. The University shall not have any responsibility or liability whatsoever with respect to Licensed Products.

20.0            Applicable Laws

20.1            Compliance with Laws. Licensee will abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of Licensed Products under this Agreement.

20.2            Export Control Laws. It is understood that University is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of the United States Government. University represents neither that a license will not be required nor that, if required, such a license will be issued.

20.3            Governing Law. This Agreement will be construed in accordance with, and its performance will be governed by, the laws of the State of New York, without giving effect to the principles of conflict of laws of New York. Any suit, action, or proceeding arising out of or relating to this Agreement will take place in Rochester, New York.

21.0            Dispute Resolution

21.1            The parties will negotiate in good faith any controversy or disputed claim by either party arising under or related to this Agreement. If no resolution of such controversy or disputed claim is reached between the parties within ninety days of the commencement of negotiations, then either party may proceed to resort to the courts of the State of New York for resolution.

22.0            Attorneys Fees

The substantially prevailing party in arbitration or in any judicial or administrative action or proceeding arising under or in connection with this Agreement will be entitled to reimbursement from the other party for its reasonable costs and attorneys fees, including those on appeal, and including without limitation, the cost at the hourly charges routinely charged by the person providing the services, the time of legal assistants, secretarial and clerical overtime, and fees and expenses of experts retained by counsel.

23.0            General

23.1            Severability. If any provision of this Agreement will be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not be in any way affected or impaired thereby.

23.2            No Waiver. No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto will be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

23.3            Amendments. No amendment or modification hereof will be valid or binding upon the parties unless it is made in writing, cites this Agreement, and is signed by duly authorized representatives of University and Licensee.

23.4            Assignment. This Agreement, and any rights or obligations hereunder, may be assigned by University but will not be assigned, transferred, or delegated in whole or in part by Licensee, except in connection with a merger of Licensee or a sale of all or substantially all of Licensee's assets, without University's express written approval, such approval not to be unreasonably withheld. Any attempted assignment, transfer, or delegation in breach of this provision will be deemed to be void and to have no effect, and will entitle University to terminate this Agreement upon written notice to Licensee. Except as otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties' successors and lawful assigns.

23.5            Headings. The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

23.6            University's Disclaimers. Neither University, nor any of its faculty members, scientists, researchers, employees, officers, trustees, or agents assume any responsibility for the manufacture, product specifications, sale, or use of the Licensed Products that are manufactured by or sold by Licensee.

23.7            No Endorsement. By entering into this Agreement, University neither directly nor indirectly endorses any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee will not state or imply that this Agreement is an endorsement by University or its employees.

23.8            Independent Contractors. The parties hereby acknowledge and agree that each is an independent contractor and that neither party will be considered to be the agent, representative, master, or servant of the other party for any purpose whatsoever, and that neither party has any authority to enter into a contract, to assume any obligation, or to give warranties or representations on behalf of the other party. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the parties.

23.9            Reformation. The parties hereby agree that neither party intends to violate any public policy, statutory or common law, rule, regulation, treaty, or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto, in a final, unappealable order, to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs, or clauses or combination will be inoperative in such country or community or association of countries, and the remainder of this Agreement will remain binding upon the parties hereto.

23.10            Force Majeure. No liability hereunder will result to a party by reason of delay in performance caused by force majeure, that is, circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, earthquake, war, terrorism, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

23.11            Survival. Paragraphs 5.2 (Confidential Information) and 11.7, 11.8 and 11.10 (Term and Termination); and Articles 10.0 (Record Keeping), 18.0 (Representations and Warranties), 19.0 (Indemnification), 20.0 (Applicable Law), 21.0 (Dispute Resolution) and 22.0 (Attorneys Fees), and other provisions that by their context would survive, will survive the termination of this Agreement.

23.12	Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

PANTHER BIOTECHNOLGY INC	UNIVERSITY OF ROCHESTER

By:	By:

Name: Evan Levine	Name: Scott J. Catlin

Title: Chief Executive Officer	Title: AVP UR Ventures

Date:	Date:

APPENDIX A
Patent Rights as of the Effective Date

Patent Name	Application Number	Country	Issue Date
Thiadiazolidinone Derivatives	PCT Application number: PCT/US2007/016391
	2007275686	Australia	02/14/2014
	07810619.2	Europe
	574619	New Zealand	07/09/2012
	12/374,002	US

APPENDIX B
Commercial Development Plan

This plan is provided by Panther Biotechnology

Work flow and Timeline:

Year 1: Goals – Mouse efficacy studies, Preliminary toxicology and PK studies, and Preliminary stability and formulation studies

Year 2: Goals – Initiate GLP stability work, Synthesis of drug for GLP toxicology, Schedule and conduct pre-IND meeting with FDA

Year 3: Goals – Complete GLP stability work

Year 4: Goals – CMC/GMP production of drug product for Phase 1 and IND application to FDA

APPENDIX C
Benchmarks

•	Annually spend not less than one hundred and fifty thousand dollars (US$150,000) for the development of Licensed Products during the first three (3) years of this Agreement.
•	Market Licensed Products in the United States within six (6) months of receiving regulatory approval to market such Licensed Products.
•	Obtain all necessary governmental approvals for the manufacture, use, and sale of Licensed Product.
•	Reasonably fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement.